UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 11, 2011

Dorman Products, Inc.

(Exact name of Registrant as Specified in Charter)

Pennsylvania	000-18914	23-2078856
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 East Walnut Street, Comar, Pennsylvania 18915

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (215) 997-1800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 11, 2011, the Dorman Products, Inc. (the “Company”) entered into the Dorman Products, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”). The Plan shall become effective as of April 1, 2011 and is intended to benefit a select group of our highly compensated employees who the Company believes are critical to its future success. The Plan is also intended to help attract and retain management talent going forward. The Plan is an unfunded arrangement intended to be exempt from the participation, vesting, funding, and fiduciary requirements of the Employee Retirement Income Security Act of 1974 (ERISA). It is designed to comply with Section 409A of the Internal Revenue Code.

Under the Plan, a Participant may contribute, on a tax deferred basis, 25% of such Participant’s base salary and 90% of such Participant’s bonus annually. The minimum deferral period is 2 years for “In-Service Accounts” as defined by the Plan. Participants are 100% vested in all of their deferred contributions plus any earnings or losses on the investment of such deferrals. Deferred amounts will be distributed upon the occurrence of the following events: (i) separation of employment, (ii) as elected after minimum deferral period (either lump sum or in equal installments up to 5 years), (iii) death, (iv) disability, or (v) the occurrence of an “unforeseen emergency” as defined by the Plan.

In order for the Plan to comply with the applicable sections and regulations of the Internal Revenue Code, amounts deferred by Participants must remain as employer assets, subject to the claims of the employer’s general creditors in the event of bankruptcy or forced liquidation.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Dorman Products, Inc. Nonqualified Deferred Compensation Plan effective as of April 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date: February 11, 2011	By:	/s/ Mathias J. Barton
Name: Mathias J. Barton
Title: Chief Financial Officer